Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-183912
333-175541
333-171184

Prospectus Supplement No. 3
(to Prospectus dated January 8, 2014,
as supplemented by Prospectus Supplement No. 1,
dated January 24, 2014, and Prospectus Supplement
No. 2, dated February 14, 2014)

6,359,294 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus supplement No. 3, dated March 7, 2014 (this “Prospectus Supplement No. 3”), supplements our prospectus, dated January 8, 2014, as amended and supplemented by Prospectus Supplement No. 1 thereto, dated January 24, 2014, and Prospectus Supplement No. 2 thereto, dated February 14, 2014 (as so amended and supplemented, the “Prospectus”). This Prospectus Supplement No. 3 is being filed to update, amend and supplement the information included or incorporated by reference into the Prospectus with the information contained in our Current Report on Form 8−K, filed with the Securities and Exchange Commission on March 7, 2014, which is attached to this Prospectus Supplement No. 3. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
The Prospectus and this Prospectus Supplement No. 3 relate to the resale or other disposition from time to time of up to 6,359,294 shares of our common stock by the selling shareholders named in the Prospectus. The shares of common stock covered by the Prospectus and this Prospectus Supplement No. 3 represent shares which are currently outstanding and shares issuable upon the conversion of convertible promissory notes and the exercise of warrants which were previously issued by us in private placement transactions. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 3 and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders.
This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 3 updates, amends and supplements the information included or incorporated by reference into the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 3, you should rely on the information in this Prospectus Supplement No. 3.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus, dated January 8, 2014, filed with the Securities and Exchange Commission on January 14, 2014, including any supplements or amendments thereto, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-183912, 333-175541 and 333-171184.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On March 7, 2014, the last reported sale of the common stock on the NYSE MKT was $4.43 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 6 of the Prospectus.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 3 is March 7, 2014.